Exhibit 99.1
[Empire State Realty Trust, Inc. Letterhead]

March 31, 2014

Dear Investor:

In connection with the consolidation and IPO of Empire State Realty Trust, Inc. ("ESRT"), you received shares of Class A common stock, Class B common stock, and/or operating partnership units (collectively, “securities”) in ESRT or Empire State Realty OP, L.P. (the "Operating Partnership"), all as detailed for you in our October 30, 2013 letter, which identified as “restricted” the securities which were subject to transfer restrictions under the lock-up agreement.

We are now writing to remind you that the lock-up restrictions lapse today with respect to 50% of your securities, and on October 2, 2014 with respect to the remainder.

To transfer the securities which become free of the lock-up restrictions, including a transfer to your brokerage account, and to remove the restrictive legend, you may contact the transfer agent American Stock Transfer & Trust at (800) 937-5449.
Please note:

1.
Securities you received in respect of your interests in the private entities were not registered under applicable securities laws and may not be resold unless they become registered or an exemption from registration is available. An exemption under Rule 144 allows resale of such securities if at that time:

•	the issuer (ESRT or the Operating Partnership) remains subject to public reporting requirements, as is expected; and

•	you have held the securities for at least six months, as will be the case within five days after today’s lapse of lock-up restrictions.

2.	Series PR operating partnership units are not listed on a national securities exchange, and their transfer is subject to ESRT approval and certain other conditions.

•
We intend, in October 2014, to register (a) the unregistered Class A shares and (b) the exchange of operating partnership units and Class B shares for Class A shares, thus enabling you to exchange your operating partnership units for Class A shares which can be sold on the NYSE any time thereafter.

Sincerely,

Empire State Realty Trust, Inc.